                                                FILED PURSUANT TO RULE 424(b)(5)
                                                      REGISTRATION NO. 333-63429
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

PROSPECTUS SUPPLEMENT
OCTOBER 6, 1998
(TO PROSPECTUS DATED OCTOBER 6, 1998)

                         TENNESSEE GAS PIPELINE COMPANY

                                  $400,000,000

                             7% DEBENTURES DUE 2028

--------------------------------------------------------------------------------

THE COMPANY:

- Our major businesses include interstate natural gas transmission, natural gas and power marketing, domestic and international pipeline operations, and domestic and international power generation.

- Tennessee Gas Pipeline Company
  1001 Louisiana Street
  Houston, Texas 77002
  (713) 420-2131
THE DEBENTURES AND THE OFFERING:

- Maturity: October 15, 2028

- Interest Payments: semi-annually on April 15 and October 15, commencing on April 15, 1999.

- Ranking: equal with any other unsecured indebtedness of the Company that is not specifically subordinated to the Debentures.

- Use of Proceeds: repay short-term indebtedness and general corporate purposes.

- Closing: October 9, 1998.

----------------------------------------------------------------------------

                                               Per Debenture       Total
----------------------------------------------------------------------------
Public offering price:                            98.641%       $394,564,000
Underwriting fees:                                 0.875           3,500,000
Proceeds to Company:                              97.766         391,064,000
----------------------------------------------------------------------------

    THIS INVESTMENT INVOLVES RISK. SEE "RISK FACTORS" BEGINNING ON PAGE S-9.
--------------------------------------------------------------------------------

Neither the SEC nor any state securities commission has determined whether this prospectus is truthful or complete. Nor have they made, nor will they make, any determination as to whether anyone should buy these securities. Any representation to the contrary is a criminal offense.
--------------------------------------------------------------------------------

DONALDSON, LUFKIN & JENRETTE
            CHASE SECURITIES INC.
                         NATIONSBANC MONTGOMERY SECURITIES LLC

                               TABLE OF CONTENTS

PROSPECTUS SUPPLEMENT              PAGE
---------------------              ----
Prospectus Supplement Summary....   S-3
Risk Factors.....................   S-9
Use of Proceeds..................   S-9
Capitalization...................  S-10
Description of the Debentures....  S-11
Underwriting.....................  S-15
Legal Matters....................  S-16
PROSPECTUS                         PAGE
---------------------------------  ----
Certain Forward-Looking
  Statements.....................     2
The Company......................     3
Use of Proceeds..................     4
Ratio of Earnings to Fixed
  Charges........................     4
Description of Debt Securities...     5
Plan of Distribution.............    13
Legal Matters....................    13
Experts..........................    13
Where to Find More Information...    14

                             ---------------------

     As used in this Prospectus Supplement and the accompanying Prospectus, (a) the "COMPANY" or "TGP" means Tennessee Gas Pipeline Company and, unless the context requires otherwise, all of its subsidiaries, (b) "EL PASO ENERGY" means El Paso Energy Corporation, and (c) "EPMSC" means El Paso Marketing Services Company.

                         PROSPECTUS SUPPLEMENT SUMMARY

     This summary highlights information contained elsewhere in this Prospectus Supplement or in the accompanying Prospectus. It is not complete and may not contain all of the information that you should consider before investing in the Debentures. You should read the entire Prospectus Supplement and the accompanying Prospectus carefully, including the "Risk Factors" section and the financial statements and the footnotes to those statements incorporated by reference in the accompanying Prospectus.

                                  THE COMPANY

     The Company is a wholly owned subsidiary of El Paso Tennessee Pipeline Co., which in turn is an indirect subsidiary of El Paso Energy. The major businesses of the Company include the interstate transportation of natural gas, which generally is subject to regulation by the Federal Energy Regulatory Commission, as well as certain other non-regulated business operations, such as natural gas and power marketing, intrastate pipeline operations, international pipelines and power generation, and domestic power generation operations.

                              RECENT DEVELOPMENTS

     As described under the caption "The Company -- Recent Developments" in the accompanying Prospectus, El Paso Energy, the indirect corporate parent of TGP, has recently received a ruling from the Internal Revenue Service that would allow El Paso Energy to reorganize its subsidiaries into a business structure in which TGP would transfer a substantial number of its subsidiaries (and their assets and operations) to El Paso Energy or other entities owned by El Paso Energy. As a result, if El Paso Energy completes this internal reorganization (the "REORGANIZATION") TGP's primary asset will be an interstate pipeline system known as the "TGP SYSTEM," which consists of approximately 14,800 miles of pipeline beginning in the gas-producing regions of Louisiana and Texas (including the Gulf of Mexico) and serving the northeast section of the United States, including the New York City and Boston metropolitan areas. Completion of the Reorganization will cause TGP to dispose of, and eliminate from its consolidated financial statements, the following: (i) East Tennessee Natural Gas Company; (ii) Midwestern Gas Transmission Company; (iii) all international subsidiaries; (iv) all field services operations; (v) all merchant services operations; and (vi) all subsidiaries with corporate or discontinued operations. If the Reorganization occurs, we anticipate that it will not occur before late 1998 or early 1999.

     You should refer to the "Summary Historical and Pro Forma Financial Data" included in this Prospectus Supplement for a financial presentation giving pro forma effect to such proposed Reorganization. If the Reorganization had occurred on January 1, 1997, operating revenues for the year ended December 31, 1997 and the six months ended June 30, 1998 would have been $726 million and $353 million, respectively, operating income would have been $269 million and $142 million, respectively, and net income would have been $150 million and $65 million, respectively. El Paso Energy's Board of Directors has not decided on the timing or whether to proceed with such Reorganization. We cannot give you any assurance that such decision will be made or, even if made, that our results of operations or financial position will be as reflected in the referenced pro forma presentation. See "Risk Factors -- Possible Change in Corporate Structure" in this Prospectus Supplement for a discussion of the risks associated with the proposed Reorganization.

                                  THE OFFERING

Issuer.......................   Tennessee Gas Pipeline Company. Our principal
                                executive office is located at 1001 Louisiana
                                Street, Houston, Texas 77002, and our telephone number at that address is (713) 420-2131.

Securities Offered...........   $400,000,000 aggregate principal amount of 7%
                                Debentures due 2028.

Maturity.....................   The Debentures will mature on October 15, 2028
                                (the "MATURITY DATE").

Interest Payment Dates.......   The Company will pay interest on the Debentures
                                semi-annually on April 15 and October 15, beginning April 15, 1999.

Optional Redemption..........   The Company may redeem all or any portion of the
                                Debentures at any time at a redemption price equal to the "MAKE-WHOLE PRICE." The Make-Whole
                                Price is the greater of (i) 100% of the
                                principal amount of such Debentures and (ii) as determined by an Independent Investment Banker, the sum of the present values of the remaining scheduled payments of principal and interest on such Debentures discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Adjusted Treasury Rate, plus, in each case, accrued and unpaid interest to the redemption date.

Ranking......................   The Debentures will rank equally with any other
                                unsecured indebtedness of the Company that is not specifically subordinated to the Debentures.

Sinking Fund.................   None.

Certain Covenants............   The indenture under which the Debentures will be
                                issued contains covenants relating to
                                limitations on liens, sale-leaseback
                                transactions and consolidations, mergers and sales of assets. These are described in detail under the headings "Description of Debt
                                Securities -- Certain Covenants" and
                                "-- Consolidation, Merger and Sale of Assets" in the accompanying Prospectus.

Use of Proceeds..............   We will use the net proceeds from the sale of
                                the Debentures to repay outstanding short-term indebtedness of TGP and for general corporate purposes.

Certain Definitions..........   "ADJUSTED TREASURY RATE" means, with respect to
                                any redemption date, the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) that is the same as the Comparable Treasury Price for such redemption date, plus 0.40%.

                                "COMPARABLE TREASURY ISSUE" means the United
                                States Treasury security selected by an
                                Independent Investment Banker that (i) has a maturity comparable to the remaining term of the Debentures to be redeemed and (ii) that would be used, at the time of selection and in accordance with customary financial practice, to price new issues of corporate debt securities with a maturity comparable to the remaining term of the Debentures to be redeemed.

                                "COMPARABLE TREASURY PRICE" means, with respect to any redemption date, (i) the average of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) on the third business day prior to such redemption date, as set forth in the daily statistical release (or any successor release) published by the Federal Reserve Bank of New York and designated "Composite 3:30 p.m. Quotations for U.S. Government Securities," or
                                (ii) if the daily statistical release is not published or does not contain such prices on that business day, (A) the average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest Reference Treasury Dealer Quotations, or
                                (B) if the Trustee obtains fewer than three
                                Reference Treasury Dealer Quotations, the average of all such Reference Treasury Dealer Quotations.

                                "INDEPENDENT INVESTMENT BANKER" means one of the Reference Treasury Dealers appointed by the Trustee after consultation with TGP.

                                "REFERENCE TREASURY DEALER" means each of Donaldson, Lufkin & Jenrette Securities Corporation, Chase Securities Inc. and NationsBanc Montgomery Securities LLC, and their respective successors; provided, however, that if any of them ceases to be a primary U.S. Government securities dealer in New York City (A "PRIMARY TREASURY DEALER"), TGP will substitute another Primary Treasury Dealer.

                                "REFERENCE TREASURY DEALER QUOTATIONS" means, with respect to a Reference Treasury Dealer and any redemption date, the average, as determined by the Trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Trustee by the Reference Treasury Dealer at 5:00 p.m. on the third business day prior to such redemption date.

RISK FACTORS.................   YOU SHOULD READ THE "RISK FACTORS" SECTION,
                                BEGINNING ON PAGE S-9, AS WELL AS THE OTHER
                                CAUTIONARY STATEMENTS THROUGHOUT THE PROSPECTUS
                                SUPPLEMENT AND PROSPECTUS, TO ENSURE YOU
                                UNDERSTAND THE RISKS ASSOCIATED WITH AN
                                INVESTMENT IN THE DEBENTURES.

                SUMMARY HISTORICAL AND PRO FORMA FINANCIAL DATA

HISTORICAL

     We have derived the summary historical combined and consolidated financial data set forth below for each of the three fiscal years ended December 31, 1997 from the Company's financial statements. PricewaterhouseCoopers LLP, independent public accountants, have audited the financial statements for each of the three fiscal years in the period ended December 31, 1997. We have derived the summary historical combined and consolidated financial data below, as of and for each of the interim six month periods ended June 30, 1998 and 1997, from the unaudited interim financial statements of TGP and its subsidiaries for those periods. The financial information of TGP and subsidiaries as of December 31, 1996 and dates thereafter reflect the purchase price recorded by El Paso Energy effective as of December 31, 1996 related to its merger with the parent corporation of TGP. The financial information for periods prior to December 31, 1996 have been prepared on a combined basis. In March 1998, El Paso Tennessee Pipeline Co. contributed the common stock of EPMSC to TGP. Operating results data for the interim periods ended June 30, 1998 and 1997 include the results of EPMSC. Due to the change in the basis of accounting resulting from the aforementioned merger and contribution, the combined financial statements for periods prior to the acquisition and contribution are not comparable to the consolidated financial statements for the post-acquisition or post-contribution period. In the opinion of the Company's management, the Company's summary unaudited interim historical combined and consolidated financial data, as of and for the six months ended June 30, 1998 and 1997, include all adjusting entries (consisting only of normal recurring adjustments) necessary to present fairly the information set forth therein.

     You should read the information presented below in conjunction with the historical financial statements and notes thereto contained in the Company's 1997 Annual Report on Form 10-K and the Company's Quarterly Report on Form 10-Q for the period ended June 30, 1998, which are incorporated by reference in the accompanying Prospectus.

                                                                    SIX MONTHS ENDED
                                         YEAR ENDED DECEMBER 31,        JUNE 30,
                                         ------------------------   -----------------
                                                                       (UNAUDITED)
                                                                    -----------------
                                          1997     1996     1995     1998      1997
                                         ------   ------   ------   -------   -------
     (IN MILLIONS, EXCEPT RATIOS)
Operating Results Data(a)(e):
  Operating revenues...................  $3,602   $2,708   $1,986   $2,579    $2,383
  Depreciation, depletion and
     amortization......................     143      164      170       77        78
  Operating income.....................     263      183      125      138       108
  Income before income taxes...........     254      223      176      114       106
  Income tax expense...................      88       68       12       37        41
  Income before extraordinary loss.....     166      155      164       77        65
  Extraordinary loss, net of income
     taxes(b)..........................      --     (108)      --       --        --
  Net income...........................     166       47      164       77        65
  Ratio of earnings to fixed charges...    4.11     3.29     3.34     2.80(c)   3.94
  Adjusted ratio of earnings to fixed
     charges(f)........................    3.87     3.53     3.20     2.80      3.94

                                               DECEMBER 31,            JUNE 30,
                                         ------------------------   ---------------
                                                                      (UNAUDITED)
                                                                    ---------------
                                          1997     1996     1995     1998     1997
                                         ------   ------   ------   ------   ------
             (IN MILLIONS)
Financial Position Data(a)(e):
  Total assets.........................  $6,695   $5,731   $5,702   $6,633   $6,210
  Short-term debt (including current
     maturities of long-term
     debt)(d)..........................     425       15      275      308       15
  Long-term debt(d)....................     976    1,005      702      976      984
  Minority interest....................      25       --       19       25       --
  Stockholders' equity(d)..............   1,819    2,057    2,243    1,937    2,190

---------------

(a) During 1996, subsequent to the merger, TGP sold 70 percent of its interest in the Company's two Australian pipelines and completed the sale of its oil and gas exploration, production and financing unit. During 1995, TGP completed several acquisitions and dispositions, the most significant of which was the acquisition of the natural gas pipeline assets of Pipeline Authority of South Australia and the disposition of its 50 percent interest in Kern River Gas Transmission Company.

(b) Reflects extraordinary losses as a result of the retirement of long-term debt in the debt realignment preceding the merger during 1996.

(c) Because of the seasonal nature of TGP's business, the ratio for the six-month period may not necessarily indicate the ratio that will result for the full year 1998.

(d) Amounts for the pre-acquisition periods are net of allocations from TGP to its former non-energy operations. The allocation is based on the portion of TGP's investment in its former non-energy operations that is deemed to be debt, generally based on the ratio of the former non-energy operations' net assets to TGP's consolidated net assets plus debt. TGP's historical practice has been to incur indebtedness for its consolidated group at the parent company level or at a limited number of subsidiaries, rather than at the operating company level, and to centrally manage various cash functions. Management believes that the historical allocation of corporate debt and interest expense is reasonable; however, it does not necessarily indicate debt and interest expense which TGP may incur in the future.

(e) In March 1998, El Paso Tennessee Pipeline Co. contributed the common stock of EPMSC to TGP for a total value of $47 million. The selected financial information as of and for the years ended December 31, 1997, 1996 and 1995 and the Financial Position Data as of June 30, 1997 do not reflect this contribution. Including the significant effects of the contribution of EPMSC, assuming the transaction had occurred January 1, 1995, operating revenues for the years ended 1997, 1996, and 1995 would have been $4,804 million, $4,738 million and $2,388 million, respectively; and net income for years ended 1997, 1996, and 1995 would have been $154 million, $52 million and $160 million, respectively.

(f) Adjusted to reflect the effects of the contribution of EPMSC to TGP, assuming the transaction had occurred January 1, 1995.

PRO FORMA

     El Paso Energy, the indirect corporate parent of TGP, has recently received a ruling from the Internal Revenue Service that would allow El Paso Energy to reorganize its subsidiaries into a business structure in which TGP would transfer a substantial number of its subsidiaries (and their assets and operations) to El Paso Energy or other entities owned by El Paso Energy. As a result, if El Paso Energy completes the Reorganization, TGP's primary asset will be the TGP System. Completion of the Reorganization will cause TGP to dispose of, and to eliminate from its consolidated financial statements, the following:
(i) East Tennessee Natural Gas Company; (ii) Midwestern Gas Transmission Company; (iii) all international subsidiaries; (iv) all field services operations; (v) all merchant services operations; and (vi) all subsidiaries with corporate or discontinued operations. If the Reorganization occurs, we anticipate that it will not occur before late 1998 or early 1999.

     The following unaudited Pro Forma Data has been prepared to reflect the Reorganization as if it had occurred as of January 1, 1997:

                                                          YEAR ENDED     SIX MONTHS ENDED
                                                         DECEMBER 31,        JUNE 30,
                                                             1997              1998
(IN MILLIONS, EXCEPT RATIOS)                             ------------    ----------------
Operating Results Data:
  Operating revenues...................................     $ 726             $  353
  Depreciation, depletion and amortization.............       126                 66
  Operating income.....................................       269                142
  Income before income taxes...........................       230                 97
  Income tax expense...................................        80                 32
  Net income...........................................       150                 65
  Ratio of earnings to fixed charges...................      3.63               2.65

                                                                             JUNE 30,
                                                                               1998
(IN MILLIONS)                                                            ----------------
Financial Position Data:
  Total assets.........................................                       $6,831
  Short-term debt (including current maturities of
     long-term debt)...................................                          301
  Long-term debt.......................................                          961
  Minority interest....................................                           --
  Stockholders' equity.................................                        1,529

                                  RISK FACTORS

     BEFORE YOU INVEST IN THE DEBENTURES, YOU SHOULD BE AWARE THAT THERE ARE VARIOUS RISKS, INCLUDING THE RISK DESCRIBED BELOW. YOU SHOULD CONSIDER CAREFULLY SUCH RISK FACTOR TOGETHER WITH ALL OF THE OTHER INFORMATION INCLUDED IN THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS BEFORE YOU DECIDE TO PURCHASE DEBENTURES.

POSSIBLE CHANGE IN CORPORATE STRUCTURE

     El Paso Energy, the indirect corporate parent of TGP, has recently received a ruling from the Internal Revenue Service that would allow El Paso Energy to reorganize its subsidiaries into a business structure in which TGP would transfer a substantial number of its subsidiaries (and their assets and operations) to El Paso Energy or other entities owned by El Paso Energy. As a result, if El Paso Energy completes the Reorganization, TGP's primary asset will be the TGP System. Completion of the Reorganization will cause TGP to dispose of, and to eliminate from its consolidated financial statements, the following:
(i) East Tennessee Natural Gas Company; (ii) Midwestern Gas Transmission Company; (iii) all international subsidiaries; (iv) all field services operations; (v) all merchant services operations; and (vi) all subsidiaries with corporate or discontinued operations. If the Reorganization occurs, we anticipate that it will not occur before late 1998 or early 1999.

                                USE OF PROCEEDS

     The net proceeds from the sale of the Debentures are estimated to be approximately $391 million (after underwriting discounts and estimated offering expenses). Approximately $300 million of such net proceeds will be used by the Company to repay short-term indebtedness. The short-term indebtedness constitutes TGP borrowings under its $1.5 billion credit facility (under which El Paso Natural Gas Company is a co-borrower and El Paso Energy is a guarantor, the "Revolving Credit Facility"). As of the date of this Prospectus Supplement the average interest rate on such short-term indebtedness was 5.9%. The remainder of the net proceeds will be used for general corporate purposes. Pending such applications, the net proceeds will be invested in short-term, interest-bearing instruments.

     The Company intends to utilize future borrowings under the Revolving Credit Facility to fund its working capital obligations. Such obligations include any obligations under a $1.0 billion commercial paper program that the Company intends to establish. Borrowings under the commercial paper program may also be used to fund the Company's working capital requirements. In addition, from time to time the Company may advance borrowings under such program to El Paso Energy to fund a portion of its working capital requirements.

                                 CAPITALIZATION

     The following table sets forth the capitalization of the Company at June 30, 1998, and adjusted to reflect the issuance and sale of the Debentures and the application of the net proceeds therefrom. This table is unaudited and should be read in conjunction with the Company's Annual Report on Form 10-K for the year ended December 31, 1997 and Quarterly Report on Form 10-Q for the period ended June 30, 1998, each of which is incorporated by reference in the accompanying Prospectus.

                                                                  JUNE 30, 1998
                                                              ---------------------
                                                              ACTUAL    AS ADJUSTED
                                                              ------    -----------
                                                                  (IN MILLIONS)
Short-term debt:
  Current maturities of long-term debt......................  $    8      $    8
  Revolving Credit Facility.................................     300          --
                                                              ------      ------
          Total short-term debt.............................     308           8
                                                              ------      ------
Long-term debt:
  Tennessee Gas Pipeline Company
     6.0% Debentures due 2011...............................      75          75
     7.5% Debentures due 2017...............................     295         295
     7.0% Debentures due 2027...............................     296         296
     7.625% Debentures due 2037.............................     293         293
     7.0% Debentures due 2028...............................      --         400
  El Paso Energy Credit Corporation
     9.625%-10.125% Senior notes due 1998 through 2001......      15          15
     9.47%-10.05% Subordinated notes due 1998...............       7           7
  Other debt................................................       3           3
                                                              ------      ------
                                                                 984       1,384
     Less current maturities................................       8           8
                                                              ------      ------
          Total long-term debt..............................     976       1,376(a)
                                                              ------      ------
Minority interest...........................................      25          25
                                                              ------      ------
Stockholders' equity:
  Common Stock, par value $5 per share; authorized 300
     shares; issued 208 shares..............................      --          --
  Additional paid-in capital................................   1,873       1,873
  Retained earnings.........................................      76          76
  Accumulated other comprehensive income....................     (12)        (12)
                                                              ------      ------
          Total stockholders' equity........................   1,937       1,937(a)
                                                              ------      ------
          Total capitalization..............................  $3,246      $3,346(a)
                                                              ======      ======

---------------

(a) If El Paso Energy and the Company complete the Reorganization as described in "Prospectus Supplement Summary -- Recent Developments," Total long-term debt, Total stockholders' equity and Total capitalization would be $1,361 million, $1,529 million and $2,891 million, respectively.

                         DESCRIPTION OF THE DEBENTURES

     The following description of the particular terms of the Debentures supplements, and to the extent inconsistent therewith replaces, the description in the accompanying Prospectus of the general terms and provisions of the Debt Securities (as defined in the accompanying Prospectus), to which description reference is hereby made.

GENERAL

     The Debentures will mature on October 15, 2028 and will be limited to $400 million aggregate principal amount. The Debentures will constitute unsubordinated and unsecured indebtedness of TGP, ranking pari passu in right of payment with all other unsubordinated and unsecured indebtedness of TGP. As of June 30, 1998, TGP had approximately $1,277 million principal amount of unsubordinated and unsecured indebtedness outstanding. The Debentures will constitute a series of Debt Securities (as defined in the accompanying Prospectus) to be issued under an indenture dated as of March 4, 1997 (as amended and supplemented from time to time, the "Indenture"), between TGP and The Chase Manhattan Bank, as trustee (the "Trustee"), the terms of which are more fully described in the accompanying Prospectus. The statements herein concerning the Debentures and the Indenture do not purport to be complete and are qualified in their entirety by reference to the provisions of the Indenture and the Trust Indenture Act of 1939, as amended, including the definitions therein of certain terms. Capitalized terms used in this section and not otherwise defined in this section have the respective meanings assigned to them in the Indenture.

INTEREST

     The Debentures will bear interest at the rate per annum set forth on the front cover of this Prospectus Supplement. Interest on the Debentures will be payable semi-annually on each April 15 and October 15, commencing April 15, 1999 (each date on which interest is so payable being an "Interest Payment Date"). Interest payable on each Interest Payment Date will include interest accrued from October 9, 1998, or from the most recent Interest Payment Date to which interest has been paid or duly provided for. Subject to certain exceptions set forth in the Indenture, interest payable on any Interest Payment Date will be payable to the person in whose name a Debenture (or any predecessor Debenture) is registered at the close of business on the April 1 and the October 1, as the case may be, next preceding such Interest Payment Date. Interest shall be computed on the basis of a 360-day year comprised of twelve 30-day months.

REDEMPTION

     The Debentures are redeemable, in whole or in part, at the option of TGP at any time at a redemption price equal to the Make-Whole Price. "Make-Whole Price" means an amount equal to the greater of (i) 100% of the principal amount of such Debentures and (ii) as determined by an Independent Investment Banker, the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Adjusted Treasury Rate, plus, in each case, accrued and unpaid interest thereon to the date of redemption. Notice of any redemption will be mailed at least 30 days but not more than 60 days before the date of redemption to each registered holder of the Debentures to be redeemed. Unless TGP defaults in payment of the redemption price, on and after the date of redemption, interest will cease to accrue on the Debentures or portions thereof called for redemption. The Debentures do not provide for any sinking fund.

     "Adjusted Treasury Rate" means, with respect to any date of redemption, the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such date of redemption, plus 0.40%.

     "Comparable Treasury Issue" means the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term of the Debentures to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such Debentures.

     "Comparable Treasury Price" means, with respect to any date of redemption,
(i) the average of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) on the third business day preceding such date of redemption, as set forth in the daily statistical release (or any successor release) published by the Federal Reserve Bank of New York and designated "Composite 3:30 p.m. Quotations for U.S. Government Securities", or (ii) if such release (or any successor release) is not published or does not contain such prices on such business day, (A) the average of the Reference Treasury Dealer Quotations for such date of redemption, after excluding the highest and lowest such Reference Treasury Dealer Quotations, or (B) if the Trustee obtains fewer than three such Reference Treasury Dealer Quotations, the average of all such Reference Treasury Dealer Quotations.

     "Independent Investment Banker" means one of the Reference Treasury Dealers appointed by the Trustee after consultation with TGP.

     "Reference Treasury Dealer" means each of Donaldson, Lufkin & Jenrette Securities Corporation, Chase Securities Inc. and NationsBanc Montgomery Securities LLC and their respective successors; provided, however, that if any of the foregoing shall not be a primary U.S. Government securities dealer in New York City (a "Primary Treasury Dealer"), TGP shall substitute therefor another Primary Treasury Dealer.

     "Reference Treasury Dealer Quotations" means, with respect to each Reference Treasury Dealer and any date of redemption, the average, as determined by the Trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Trustee by such Reference Treasury Dealer at 5:00 p.m. on the third business day preceding such date of redemption.

     TGP may purchase Debentures in the open market, by tender or otherwise. Debentures so purchased may be held, resold or surrendered to the Trustee for cancellation. If applicable, TGP will comply with the requirements of Rule 14e-1 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and other securities laws and regulations in connection with any such purchase. The Debentures may be defeased in the manner provided in the Indenture.

BOOK-ENTRY SYSTEM

     DTC will act as securities depositary for the Debentures. The Debentures will be issued in fully registered form in the name of Cede & Co. (DTC's nominee). One or more fully registered certificates will be issued as Global Securities for the aggregate principal amount of the Debentures. Such Debentures will be deposited with DTC.

     DTC has advised TGP and the Underwriters that it intends to follow the procedures described below:

     DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds securities that its participants ("Direct Participants") deposit with DTC. DTC also facilitates the settlement among Direct Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Direct Participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct Participants include securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations. DTC is owned by a number of its Direct Participants and by the NYSE, the American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others such as securities brokers and dealers, banks, and trust companies that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly ("Indirect Participants" and, together with Direct Participants, "Participants"). The rules applicable to DTC and its Participants are on file with the Securities and Exchange Commission.

     Purchases of Debentures under the DTC system must be made by or through Direct Participants, which will receive a credit for the Debentures on DTC's records. The ownership interest of each actual purchaser of Debentures ("Beneficial Owner") is in turn to be recorded on the Participants' records. Beneficial Owners will not receive written confirmation from DTC on their purchases, but Beneficial Owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the Participant through which the Beneficial Owner entered into the transaction. Transfers of ownership interests in the Debentures are to be accomplished by entries made on the books of Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in the Debentures except in the event that use of the book-entry system for the Debentures is discontinued.

     To facilitate subsequent transfers, all Debentures deposited by Direct Participants with DTC are registered in the name of DTC's partnership nominee, Cede & Co. The deposit of Debentures with DTC and their registration in the name of Cede & Co. effect no change in beneficial ownership. DTC has no knowledge of the actual Beneficial Owners of the Debentures. DTC's records reflect only the identity of the Direct Participants to whose accounts such Debentures are credited, which may or may not be the Beneficial Owners. The Participants will remain responsible for keeping account of their holdings on behalf of their customers.

     Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

     Neither DTC nor Cede & Co. will consent or vote with respect to the Debentures. Under its usual procedures, DTC would mail an Omnibus Proxy to TGP as soon as possible after the record date. The Omnibus Proxy assigns Cede & Co.'s consenting or voting rights to those Direct Participants to whose accounts the Debentures are credited on the record date (identified in a listing attached to the Omnibus Proxy).

     Principal and interest payments on the Debentures will be made to DTC. DTC's practice is to credit Direct Participants' accounts on the payment date in accordance with their respective holdings shown on DTC's records unless DTC has reason to believe that it will not receive payment on the payment date. Payments by Participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street name", and will be the responsibility of such Participant and not of DTC, TGP or the Trustee, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of principal and interest to DTC is the responsibility of TGP or the Trustee, disbursement of such payments to Direct Participants shall be the responsibility of DTC, and disbursements of such payments to the Beneficial Owners shall be the responsibility of Participants.

     Settlement for the Debentures will be made by the Underwriters in immediately available funds and all applicable payments of principal and interest on the Debentures issued as Global Securities will be made by TGP in immediately available funds. The Global Securities will be in the Same-Day Funds Settlement System at DTC and, to the extent that secondary market trading in beneficial interests in the Global Securities is effected through the facilities of DTC, such trades will be settled in immediately available funds.

     So long as DTC or its nominee is the registered owner of the Global Securities, DTC or its nominee, as the case may be, will be considered the sole owner or Holder (as defined in the Indenture) of the Debentures represented by such Global Securities for all purposes under the Indenture. Except as set forth below, Beneficial Owners of interests in a Global Security will not be entitled to have Debentures represented by a Global Security registered in their names, will not receive or be entitled to receive physical delivery of Debentures in definitive form and will not be considered the owners or Holders thereof under the Indenture. Accordingly, each Beneficial Owner of an interest in a Global Security must rely on the procedures of DTC and, if such person is not a Participant, those of the Participants through which such Beneficial Owner owns its interest, in order to exercise any rights of a Holder under the Indenture.

     The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in definitive form. Such laws may impair the ability to transfer beneficial interests in the Global Securities.

     DTC may discontinue providing its services as securities depositary with respect to the Debentures at any time by giving reasonable notice to TGP or the Trustee. Under such circumstances, if a successor securities depositary is not obtained, certificates representing Debentures, in fully registered form, are required to be printed and delivered.

     TGP may decide to discontinue use of the system of book-entry transfers through DTC (or a successor securities depositary). In that event, certificates representing the Debentures, in fully registered form, will be printed and delivered.

     The information in this section concerning DTC and DTC's book-entry system has been obtained from sources that TGP believes to be reliable (including DTC), but TGP takes no responsibility for the accuracy thereof.

     Neither TGP, the Trustee nor the Underwriters will have any responsibility or obligation to Participants, or the persons for whom they act as nominees, with respect to the accuracy of the records of DTC, its nominee or any Participant with respect to any ownership interest in the Debentures, or payments to, or the providing of notice for Participants or Beneficial Owners.

CERTAIN COVENANTS

     The Indenture contains those covenants described under "Description of the Debt Securities -- Certain Covenants and -- Consolidation, Merger and Sale of Assets" in the accompanying Prospectus. The Company believes that the Reorganization will be allowed under such covenants.

     For other terms of the Debentures, see "Description of Debt Securities" in the accompanying Prospectus.

                                  UNDERWRITING

     Subject to the terms and conditions set forth in the Underwriting Agreement relating to the Debentures, the Company has agreed to sell to each of the underwriters named below (the "Underwriters"), and each of the Underwriters, for whom Donaldson, Lufkin & Jenrette Securities Corporation, Chase Securities Inc. and NationsBanc Montgomery Securities LLC are acting as representatives (the "Representatives"), has severally agreed to purchase from the Company, the respective principal amount of Debentures set forth opposite its name below:

                                                               PRINCIPAL
                                                               AMOUNT OF
UNDERWRITER                                                    DEBENTURES
-----------                                                   ------------
Donaldson, Lufkin & Jenrette Securities Corporation.........  $240,000,000
Chase Securities Inc........................................    80,000,000
NationsBanc Montgomery Securities LLC.......................    80,000,000
                                                              ------------
          Total.............................................  $400,000,000
                                                              ============

     The Underwriting Agreement provides that the obligations of the several Underwriters to pay for and accept delivery of the Debentures offered hereby are subject to the approval of certain legal matters by counsel and to certain other conditions. If any of the Debentures are purchased by the Underwriters pursuant to the Underwriting Agreement, all such Debentures must be so purchased.

     The Company has been advised that the Underwriters propose to offer the Debentures to the public initially at the price to the public set forth on the cover page of this Prospectus Supplement and to certain dealers (who may include the Underwriters) at such price less a concession not to exceed 0.50% per Debenture. The Underwriters may allow, and such dealers may reallow, a discount not in excess of 0.35% per Debenture to any other Underwriter and certain other dealers. After the completion of the offering of the Debentures, the offering price and other selling terms may be changed by the Underwriters.

     The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments that the Underwriters may be required to make in respect thereof. Such indemnification provisions would require the Company to hold the Underwriters harmless from and against any and all losses, claims, damages, liabilities and judgments caused by any untrue statement contained in this Prospectus Supplement or by any omission to state a material fact herein, except for untrue statements or omissions based upon information relating to any Underwriter furnished in writing to the Company by such Underwriter expressly for use in this Prospectus Supplement and subject to certain other limitations.

     Other than in the United States, no action has been taken in any jurisdiction by the Company or the Underwriters that would permit a public offering of the Debentures offered hereby in any jurisdiction where action for that purpose is required. The distribution of this Prospectus Supplement and the offering or sale of the Debentures offered hereby in certain jurisdictions may be restricted by law. Accordingly, the Debentures offered hereby may not be offered or sold, directly or indirectly, and neither this Prospectus Supplement nor any other offering material or advertisements in connection with the Debentures may be distributed or published, in or from any jurisdiction, except under circumstances that will result in compliance with applicable rules and regulations of any such jurisdiction. Persons into whose possession this Prospectus Supplement comes are required by Company and the Underwriters to inform themselves about and to observe any applicable restrictions. This Prospectus Supplement does not constitute an offer of, or an invitation to subscribe for purchase of, any Debentures and may not be used for the purpose of an offer to, or solicitation by, anyone in any jurisdiction or in any circumstances in which such offer or solicitation is not authorized or is unlawful.

     The Representatives have advised the Company that the Underwriters will not confirm sales of Debentures to accounts over which they exercise discretionary authority.

     In connection with the offering of the Debentures, the Underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the Debentures. Specifically, the Underwriters may overallot the offering, creating a syndicate short position. Underwriters may bid for and purchase Debentures in the open market to cover syndicate short positions. In addition, the Underwriters may bid for and purchase Debentures in the open market to stabilize the price of the Debentures. These activities may stabilize or maintain the market price of the Debentures above independent market levels. The Underwriters are not required to engage in these activities and may end these activities at any time.

     Prior to this offering, there has been no public market for the Debentures. The Company has been advised by the Underwriters that from time to time one or more of the Underwriters may make a market in the Debentures; however, they are not obligated to do so, and they may discontinue any such market making at any time without notice. Therefore, no assurance can be given as to the liquidity of the trading market for the Debentures or that an active public market will develop. The Company does not intend to apply for the listing of the Debentures on any national securities exchange or national securities quotation system.

     In the ordinary course of their respective businesses, certain of the Underwriters and their affiliates have engaged, and may in the future engage, in investment banking or commercial banking transactions with El Paso Energy and its subsidiaries, including TGP. Donaldson, Lufkin & Jenrette Securities Corporation received customary underwriting fees in connection with the March 1998 offering of Trust Preferred Securities of El Paso Energy Capital Trust I. Affiliates of Chase Securities Inc. and NationsBanc Montgomery Securities LLC are lenders under the Revolving Credit Facility. An affiliate of Chase Securities Inc. serves as the agent under the Revolving Credit Facility. The offering of the Debentures will be conducted in accordance with Conduct Rule 2710(c)(8) of the National Association of Securities Dealers, Inc. An affiliate of Chase Securities Inc. is the Trustee under the Indenture.

                                 LEGAL MATTERS

     The validity of the Debentures are being passed upon for the Company by Andrews & Kurth L.L.P., Houston, Texas, and for the Underwriters by Liddell, Sapp, Zivley, Hill & LaBoon, L.L.P., Houston, Texas.

                         TENNESSEE GAS PIPELINE COMPANY

                                DEBT SECURITIES

                             ---------------------

     Tennessee Gas Pipeline Company may use this prospectus periodically to offer and sell one or more series of unsecured debt securities consisting of notes, debentures or other evidences of indebtedness. The aggregate initial public offering price of these debt securities will not exceed $600,000,000. We may offer these securities either separately or together, in separate series, all at prices and on terms to be determined at the time of sale and set forth in a supplement to this prospectus.

     We have included certain specific terms of the particular series of debt securities for which this prospectus is being delivered in an accompanying prospectus supplement. These terms include: the specific designation, aggregate principal amount, denomination, maturity, interest rate (which may be fixed or variable), the date or dates on which interest, if any, will be payable, the place or places where principal, premium, if any, and interest, if any, on the series of debt securities will be payable, any terms of redemption or conversion, any sinking fund or analogous provisions, the currency or currency units in which principal, premium, if any, and interest, if any, on the series of debt securities will be payable, the purchase price, terms relating to global securities, any listing on a national securities exchange, provisions regarding registration of transfer or exchange, the proceeds to us and other special terms.

     We may sell the debt securities to or through underwriters, dealers or agents or directly to purchasers, or through a combination of these methods. The accompanying prospectus supplement sets forth the names of any underwriters, dealers or agents and any applicable fees, commissions, and discounts. This prospectus may be used to offer and sell any series of debt securities only if accompanied by the prospectus supplement for that series.

                             ---------------------

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                OCTOBER 6, 1998.

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
Certain Forward-Looking Statements..........................    2
The Company.................................................    3
  General...................................................    3
  Interstate Systems........................................    3
  Field Services............................................    3
  Merchant Service..........................................    3
  International.............................................    4
  Recent Developments.......................................    4
Use of Proceeds.............................................    4
Ratio of Earnings to Fixed Charges..........................    4
Description of Debt Securities..............................    5
  General...................................................    5
  Global Debt Securities....................................    6
  Certain Covenants.........................................    6
  Consolidation, Merger and Sale of Assets..................    9
  Events of Default.........................................    9
  Satisfaction and Discharge; Legal and Covenant
     Defeasance.............................................   10
  Changes in Control and Highly Leveraged Transactions......   11
  Modification of the Indenture.............................   11
  No Personal Liability of Officers, Directors, Employees or
     Stockholders...........................................   12
  Applicable Law............................................   12
  Concerning the Trustees...................................   12
Plan of Distribution........................................   13
Legal Matters...............................................   13
Experts.....................................................   13
Where To Find More Information..............................   14

                       CERTAIN FORWARD-LOOKING STATEMENTS

     This prospectus and the accompanying prospectus supplement (including the documents incorporated by reference herein) contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Where any such forward-looking statement includes a statement of the assumptions or bases underlying such forward-looking statement, the Company cautions that, while such assumptions or bases are believed to be reasonable and are made in good faith, assumed facts or bases almost always vary from the actual results, and the differences between assumed facts or bases and actual results can be material, depending upon the circumstances. Where, in any forward-looking statement, the Company, including its subsidiaries, or its management expresses an expectation or belief as to future results, such expectation or belief is expressed in good faith and is believed to have a reasonable basis, but there can be no assurance that the statement of expectation or belief will result or be achieved or accomplished. The words "believe," "expect," "estimate," "anticipate" and similar expressions may identify forward-looking statements.

     Important factors that could cause actual results to differ materially from those in the forward-looking statements herein include increasing competition within the Company's industry, the timing and extent of changes in commodity prices for natural gas and power, uncertainties associated with acquisitions and joint ventures, potential environmental liabilities, potential contingent liabilities and tax liabilities related to acquisitions, political and economic risks associated with current and future operations in foreign countries, conditions of the equity and other capital markets during the periods covered by the forward-looking statements, and other risks, uncertainties and factors, including the effect of the year 2000 date change, discussed more completely in the Company's other filings with the Securities and Exchange Commission, including the Company's Annual Report on Form 10-K for the year ended December 31, 1997.

                                  THE COMPANY

GENERAL

     Tennessee Gas Pipeline Company ("TGP" or the "Company") is a wholly owned subsidiary of El Paso Tennessee Pipeline Co., which in turn is an indirect subsidiary of El Paso Energy Corporation ("El Paso Energy"). Unless the context otherwise requires, references herein to the "Company" shall mean TGP and all of its subsidiaries. The major businesses of the Company consist of the interstate transportation of natural gas, which generally is subject to regulation by the Federal Energy Regulatory Commission, as well as certain other non-regulated business operations, such as natural gas and power marketing, intrastate pipeline operations, international pipelines and power generation, and domestic power generation operations.

INTERSTATE SYSTEMS

     The Company's interstate natural gas transmission operations include three interstate pipeline systems: the TGP System, the Midwestern System, and the East Tennessee System, collectively referred to as the Interstate Systems.

     The TGP System. The TGP System consists of approximately 14,800 miles of pipeline. The TGP System serves the northeast section of the United States, including the New York City and Boston metropolitan areas. The multiple-line system begins in the gas-producing regions of Texas and Louisiana, including the Gulf of Mexico.

     The Midwestern System. The Midwestern System consists of approximately 400 miles of pipeline and extends from a connection with the TGP System at Portland, Tennessee to Chicago. The Midwestern System principally serves the Chicago metropolitan area.

     The East Tennessee System. The East Tennessee System consists of approximately 1,100 miles of pipeline. The East Tennessee System serves the states of Tennessee, Virginia and Georgia and connects with the TGP System in Springfield and Lobelville, Tennessee.

     Other. The Company owns a 19 percent interest in Portland Natural Gas Transmission ("Portland") System which is developing a 292-mile interstate natural gas pipeline with a projected capacity of 178 million cubic feet per day extending from the Canadian border near Pittsburg, New Hampshire to Dracut, Massachusetts. In April 1998, Portland secured $256 million in non-recourse project financing. Construction started in June 1998 and targeted completion for the project is year-end 1998.

FIELD SERVICES

     The Company's natural gas gathering and processing business provides natural gas gathering, products extraction, dehydration, compression and intrastate transmission services. The Company owns or has interest in approximately 200 miles of gathering systems and approximately 1,300 miles of intrastate transmission pipeline. In addition, the Company owns or has interest in 6 natural gas processing facilities.

MERCHANT SERVICES

     The Company provides a broad range of energy products and services to its customers, including the purchasing, marketing and trading of natural gas, natural gas liquids, power, crude oil and refined products, as well as providing integrated price risk management services associated with these commodities, and the participation in the development and ownership of domestic power generating facilities. With headquarters in Houston, Texas and 8 sales offices throughout the United States and Canada, the Company is one of the industry's leading natural gas and power services providers.

INTERNATIONAL

     The Company has undertaken various activities to extend its traditional activities in North American pipelines to international pipeline, power and energy-related projects, with a current focus on activities in Latin America, Southeast Asia, Australia and Europe.

     TGP is a Delaware corporation with its principal executive offices located at 1001 Louisiana Street, Houston, Texas 77002. Its telephone number at that address is (713) 420-2131.

RECENT DEVELOPMENTS

     El Paso Energy, the indirect corporate parent of TGP, has recently received a ruling from the Internal Revenue Service that would allow El Paso Energy to reorganize its subsidiaries into a business structure in which TGP would transfer a substantial number of its subsidiaries (and their assets and operations) to El Paso Energy or other entities owned by El Paso Energy. As a result, if El Paso Energy completes such internal reorganization ("the Reorganization"), TGP's primary asset will consist of the TGP System. Completion of the Reorganization will cause TGP to dispose of, and to eliminate from its consolidated financial statements, the following: (i) East Tennessee Natural Gas Company (which owns the East Tennessee System); (ii) Midwestern Gas Transmission Company (which owns the Midwestern System); (iii) all international subsidiaries; (iv) all field services operations; (v) all merchant services operations; and (vi) all subsidiaries with corporate or discontinued operations. If the Reorganization occurs, it is not anticipated that it will occur before late 1998 or early 1999.

                                USE OF PROCEEDS

     Unless otherwise specified in a supplement to this Prospectus, the net proceeds received by TGP from the sale of the debt securities offered hereby will be used to reduce indebtedness of TGP and for general corporate purposes. Funds not required immediately for such purposes may be invested in marketable securities and short-term investments.

                       RATIO OF EARNINGS TO FIXED CHARGES

                                                    SIX MONTHS
                                                      ENDED          YEAR ENDED DECEMBER 31,
                                                     JUNE 30,    --------------------------------
                                                     1998(1)     1997   1996   1995   1994   1993
                                                    ----------   ----   ----   ----   ----   ----
Ratio of Earnings to Fixed Charges(2).............     2.80      3.87   3.53   3.20   3.61   3.21
                                                       ====      ====   ====   ====   ====   ====

---------------

(1) Because of the seasonal nature of TGP's business, the ratio for the six-month period may not necessarily be indicative of the ratio that will result for the full year 1998.

(2) In March 1998, El Paso Tennessee Pipeline Co. contributed the common stock of El Paso Marketing Services Company to TGP for a total value of $47 million. The ratio of earnings to fixed charges includes the effects of the contribution of El Paso Marketing Services Company, assuming the transaction had occurred January 1, 1993.

     For purposes of calculating these ratios: (i) "fixed charges" represent interest cost (exclusive of interest on rate refunds), amortization of debt costs, the estimated portion of rental expense representing the interest factors; and (ii) "earnings" represent the aggregate of income from continuing operations before income taxes, interest expense (exclusive of interest on rate refunds), amortization of debt costs, and the estimated portion of rental expense representing the interest factor, adjusted to reflect actual distributions from equity investments.

                         DESCRIPTION OF DEBT SECURITIES

     The notes, debentures or other evidences of indebtedness (the "Debt Securities") offered hereby will represent unsecured obligations of TGP. The Debt Securities offered hereby will be issued under one or more supplemental indentures to an Indenture dated as of March 4, 1997 (the "Indenture") between TGP and The Chase Manhattan Bank, as trustee (the "Trustee"). The Indenture does not limit the aggregate principal amount of Debt Securities that may be issued thereunder from time to time in one or more series.

     The terms of the Debt Securities include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"). The Debt Securities are subject to all such terms, and holders of Debt Securities are referred to the Indenture and the Trust Indenture Act for a statement of those terms.

     The statements set forth below in this section are brief summaries of certain provisions contained in the Indenture, do not purport to be complete, and are subject to, and are qualified in their entirety by reference to, all the provisions of the Indenture, including the definitions therein of certain terms, a copy of which Indenture is included as an exhibit to the Registration Statement of which this Prospectus is a part. Capitalized terms used in this section and not otherwise defined in this section have the respective meanings assigned to them in the Indenture.

GENERAL

     Reference is made to the prospectus supplement accompanying this Prospectus (the "Prospectus Supplement") relating to the particular series offered thereby for the terms of such Debt Securities, including where applicable: (a) the form and title of the Debt Securities; (b) the aggregate principal amount of the Debt Securities; (c) the date or dates on which the Debt Securities may be issued;
(d) the date or dates on which the principal of and premium, if any, on the Debt Securities shall be payable; (e) the rate or rates (which may be fixed or variable) at which the Debt Securities shall bear interest, if any, and the date or dates from which such interest shall accrue; (f) the dates on which interest, if any, shall be payable and the record dates for the interest payment dates;
(g) the place or places where the principal of and premium, if any, and interest, if any, on the Debt Securities of the series will be payable; (h) the period or periods, if any, within which, the price or prices at which, and the terms and conditions upon which, the Debt Securities may be redeemed at the option of TGP or otherwise; (i) any optional or mandatory redemption or any sinking fund or analogous provisions; (j) if other than denominations of $1,000 and integral multiples thereof, the denominations in which the Debt Securities of the series shall be issuable; (k) if other than the principal amount thereof, the portion of the principal amount of the Debt Securities which shall be payable upon declaration of the acceleration of the maturity thereof in accordance with the provisions of the Indenture; (l) the currency or currencies, or currency unit or currency units, in which the principal of and premium, if any, and interest, if any, on the Debt Securities shall be denominated, payable, redeemable or purchasable, as the case may be; (m) any Events of Default (as defined below) with respect to the Debt Securities that differ from those set forth in the Indenture; (n) whether the Debt Securities will be convertible; (o) whether the Debt Securities of such series shall be issued as a global certificate or certificates and, in such case, the identity of the depositary for such series; and (p) any other terms not inconsistent with the Indenture.

     If any Debt Securities offered hereby are sold for foreign currencies or foreign currency units or if the principal of and premium, if any, or interest, if any, on any series of Debt Securities is payable in foreign currencies or foreign currency units, the restrictions, elections, tax consequences, specific terms and other information with respect to such issue of Debt Securities and such currencies and currency units will be set forth in the Prospectus Supplement relating thereto.

     Unless otherwise indicated in the Prospectus Supplement relating thereto, the Debt Securities offered hereby will be issued only in fully registered form in denominations of $1,000 or any integral multiple thereof. The Debt Securities of a series may be issuable in the form of one or more global certificates, which will be denominated in an amount equal to all or a portion of the aggregate principal amount of such Debt Securities. See "-- Global Debt Securities."

     One or more series of Debt Securities offered hereby may be sold at a substantial discount below their stated principal amount, bearing no interest or interest at a rate that at the time of issuance is below market rates. The Federal income tax consequences and special considerations applicable to any such series of Debt Securities will be described generally in the Prospectus Supplement relating thereto.

GLOBAL DEBT SECURITIES

     The Debt Securities of a series may be issued in whole or in part in the form of one or more global certificates that will be deposited with, or on behalf of, a depositary (the "Depositary") identified in the Prospectus Supplement relating to such series. Unless and until such global certificate or certificates are exchanged in whole or in part for Debt Securities in individually certificated form, a global Debt Security may not be transferred except as a whole to a nominee of the Depositary for such global Debt Security, or by a nominee for the Depositary to the Depositary, or to a successor of the Depositary or a nominee of such successor.

     The specific terms of the depositary arrangement with respect to a series of Debt Securities and the rights of, and limitations on, owners of beneficial interests in a global Debt Security representing all or a portion of a series of Debt Securities will be described in the Prospectus Supplement relating to such series.

CERTAIN COVENANTS

     Limitations on Liens. The Indenture provides that TGP will not, nor will it permit any Restricted Subsidiary (as defined below) to, create, assume, incur or suffer to exist any Lien (as defined below) upon any Principal Property (as defined below), whether owned or leased on the date of the Indenture or thereafter acquired, to secure any Debt (as defined below) of TGP or any other Person (as defined below) (other than the Debt Securities issued thereunder), without in any such case making effective provision whereby all of the Debt Securities Outstanding thereunder shall be secured equally and ratably with, or prior to, such Debt so long as such Debt shall be so secured. There is excluded from this restriction:

        (i) any Lien upon any property or assets of TGP or any Restricted Subsidiary in existence on the date of the Indenture or created pursuant to an "after-acquired property" clause or similar term in existence on the date of the Indenture or any mortgage, pledge agreement, security agreement or other similar instrument in existence on the date of the Indenture;

        (ii) any Lien upon any property or assets created at the time of acquisition of such property or assets by TGP or any Restricted Subsidiary or within one year after such time to secure all or a portion of the purchase price for such property or assets or Debt incurred to finance such purchase price, whether such Debt was incurred prior to, at the time of or within one year of such acquisition;

        (iii) any Lien upon any property or assets existing thereon at the time of the acquisition thereof by TGP or any Restricted Subsidiary (whether or not the obligations secured thereby are assumed by TGP or any Restricted Subsidiary);

        (iv) any Lien upon any property or assets of a Person existing thereon at the time such Person becomes a Restricted Subsidiary by acquisition, merger or otherwise;

        (v) the assumption by TGP or any Restricted Subsidiary of obligations secured by any Lien existing at the time of the acquisition by TGP or any Restricted Subsidiary of the property or assets subject to such Lien or at the time of the acquisition of the Person which owns such property or assets;

        (vi) any Lien on property to secure all or part of the cost of construction or improvements thereon or to secure Debt incurred prior to, at the time of, or within one year after completion of such construction or making of such improvements, to provide funds for any such purpose;

        (vii) any Lien on any oil, gas, mineral and processing and other plant properties to secure the payment of costs, expenses or liabilities incurred under any lease or grant or operating or other similar agreement in connection with or incident to the exploration, development, maintenance or operation of such properties;

        (viii) any Lien arising from or in connection with a conveyance by TGP or any Restricted Subsidiary of any production payment with respect to oil, gas, natural gas, carbon dioxide, sulphur, helium, coal, metals, minerals, steam, timber or other natural resources;

        (ix) any Lien in favor of TGP or any Restricted Subsidiary;

        (x) any Lien created or assumed by TGP or any Restricted Subsidiary in connection with the issuance of Debt the interest on which is excludable from gross income of the holder of such Debt pursuant to the Internal Revenue Code of 1986, as amended, or any successor statute, for the purpose of financing, in whole or in part, the acquisition or construction of property or assets to be used by TGP or any Subsidiary;

        (xi) any Lien upon property or assets of any foreign Restricted Subsidiary to secure Debt of that foreign Restricted Subsidiary;

        (xii) Permitted Liens (as defined below);

        (xiii) any Lien created by any program providing for the financing, sale or other disposition of trade or other receivables classified as current assets in accordance with United States generally accepted accounting principles entered into by TGP or by a Subsidiary or Restricted Affiliate (as defined below) of TGP, provided that such program is on terms customary for similar transactions, or any document executed by any Subsidiary or Restricted Affiliate in connection therewith, provided that such Lien is limited to the trade or other receivables in respect of which such program is created or exists, and the proceeds thereof;

        (xiv) any Lien on Margin Stock (as defined in Regulation U of the Board of Governors of the Federal Reserve System);

        (xv) any Lien upon any additions, improvements, replacements, repairs, fixtures, appurtenances or component parts thereof attaching to or required to be attached to property or assets pursuant to the terms of any mortgage, pledge agreement, security agreement or other similar instrument, creating a Lien upon such property or assets permitted by clauses (i) through (xiv), inclusive, above; or

        (xvi) any extension, renewal, refinancing, refunding or replacement (or successive extensions, renewals, refinancing, refundings or replacements) of any Lien, in whole or in part, that is referred to in clauses (i) through (xv), inclusive, above, or of any Debt secured thereby; provided, however, that the principal amount of Debt secured thereby shall not exceed the greater of the principal amount of Debt so secured at the time of such extension, renewal, refinancing, refunding or replacement and the original principal amount of Debt so secured (plus in each case the aggregate amount of premiums, other payments, costs and expenses required to be paid or incurred in connection with such extension, renewal, refinancing, refunding or replacement); provided further, however, that such extension, renewal, refinancing, refunding or replacement shall be limited to all or a part of the property (including improvements, alterations and repairs on such property) subject to the encumbrance so extended, renewed, refinanced, refunded or replaced (plus improvements, alterations and repairs on such property).

Notwithstanding the foregoing, under the Indenture, TGP may, and may permit any Restricted Subsidiary to, create, assume, incur, or suffer to exist any Lien upon any Principal Property to secure Debt of TGP or any Person (other than the Debt Securities) that is not excepted by clauses (i) through (xvi), inclusive, above without securing the Debt Securities issued under the Indenture, provided that the aggregate principal amount of all Debt then outstanding secured by such Lien and all similar Liens, together with all net sale proceeds from Sale-Leaseback Transactions (as defined below) (excluding Sale-Leaseback Transactions permitted by clauses (i) through (iv), inclusive, of the first paragraph of the restriction on sale-leasebacks covenant described below) does not exceed 15% of Consolidated Net Tangible Assets (as defined below).

     Restriction on Sale-Leasebacks. The Indenture provides that TGP will not, nor will it permit any Restricted Subsidiary to, engage in a Sale-Leaseback Transaction, unless: (i) such Sale-Leaseback Transaction occurs within one year from the date of acquisition of the Principal Property subject thereto or the date of the completion of construction or commencement of full operations on such Principal Property, whichever is later; (ii) the Sale-Leaseback Transaction involves a lease for a period, including renewals, of not more than three years; (iii) TGP or such Restricted Subsidiary would be entitled to incur Debt secured by a Lien on the Principal Property subject thereto in a principal amount equal to or exceeding the net sale proceeds from such Sale-Leaseback Transaction without securing the Debt Securities; or (iv) TGP or such Restricted Subsidiary, within a one-year period after such Sale-Leaseback Transaction, applies or causes to be applied an amount not less than the net sale proceeds from such Sale-Leaseback Transaction to (A) the repayment, redemption or retirement of Funded Debt (as defined below) of TGP or any Subsidiary, or (B) investment in another Principal Property.

     Notwithstanding the foregoing, under the Indenture, TGP may, and may permit any Restricted Subsidiary to, effect any Sale-Leaseback Transaction that is not excepted by clauses (i) through (iv), inclusive, of the above paragraph, provided that the net sale proceeds from such Sale-Leaseback Transaction, together with the aggregate principal amount of outstanding Debt (other than the Debt Securities) secured by Liens upon Principal Properties not excepted by clauses (i) through (xvi), inclusive, of the first paragraph of the limitation on liens covenant described above, do not exceed 15% of the Consolidated Net Tangible Assets.

     Certain Defined Terms. As used herein:

     "Consolidated Net Tangible Assets" means, at any date of determination, the total amount of assets after deducting therefrom (i) all current liabilities (excluding (A) any current liabilities that by their terms are extendable or renewable at the option of the obligor thereon to a time more than 12 months after the time as of which the amount thereof is being computed, and (B) current maturities of long-term debt), and (ii) the value (net of any applicable reserves) of all goodwill, trade names, trademarks, patents and other like intangible assets, all as set forth on the consolidated balance sheet of TGP and its consolidated subsidiaries for TGP's most recently completed fiscal quarter, prepared in accordance with generally accepted accounting principles.

     "Debt" means any obligation created or assumed by any Person for the repayment of money borrowed and any purchase money obligation created or assumed by such Person.

     "Funded Debt" means all Debt maturing one year or more from the date of the creation thereof, all Debt directly or indirectly renewable or extendible, at the option of the debtor, by its terms or by the terms of any instrument or agreement relating thereto, to a date one year or more from the date of the creation thereof, and all Debt under a revolving credit or similar agreement obligating the lender or lenders to extend credit over a period of one year or more.

     "Lien" means any mortgage, pledge, security interest, charge, lien or other encumbrance of any kind, whether or not filed, recorded or perfected under applicable law.

     "Permitted Liens" means: (i) Liens upon rights-of-way for pipeline purposes; (ii) any governmental Lien, mechanics', materialmen's, carriers' or similar Lien incurred in the ordinary course of business which is not yet due or which is being contested in good faith by appropriate proceedings and any undetermined Lien which is incidental to construction; (iii) the right reserved to, or vested in, any municipality or public authority by the terms of any right, power, franchise, grant, license, permit or by any provision of law, to purchase or recapture or to designate a purchaser of, any property; (iv) Liens of taxes and assessments which are (A) for the then current year, (B) not at the time delinquent, or (C) delinquent but the validity of which is being contested at the time by TGP or any Subsidiary in good faith; (v) Liens of, or to secure performance of, leases; (vi) any Lien upon, or deposits of, any assets in favor of any surety company or clerk of court for the purpose of obtaining indemnity or stay of judicial proceedings; (vii) any Lien upon property or assets acquired or sold by TGP or any Restricted Subsidiary resulting from the exercise of any rights arising out of defaults on receivables; (viii) any Lien incurred in the ordinary course of business in connection with workmen's compensation, unemployment insurance, temporary disability, social security, retiree health or similar laws or regulations or to secure obligations imposed by statute or governmental regulations; (ix) any Lien upon any property or assets in accordance with customary banking practice to secure any Debt incurred by TGP or any Restricted Subsidiary in connection with the exporting of goods to, or between, or the marketing of goods in, or the importing of goods from, foreign countries; or (x) any Lien in favor of the United States of America or any state thereof, or any other country, or any political subdivision of any of the foregoing, to secure partial, progress, advance or other payments pursuant to any contract or statute, or any Lien securing industrial development, pollution control or similar revenue bonds.

     "Person" means any individual, corporation, partnership, joint venture, limited liability company, association, joint-stock company, trust, other entity, unincorporated organization, or government or any agency or political subdivision thereof.

     "Principal Property" means (a) any pipeline assets of TGP or any Subsidiary, including any related facilities employed in the transportation, distribution or marketing of natural gas, that are located in the United States or Canada, and (b) any processing or manufacturing plant owned or leased by TGP or any Subsidiary that is located within the United States or Canada, except, in the case of either clause (a) or (b), any such assets or plant which, in the opinion of TGP's Board of Directors, is not material in relation to the activities of TGP and its Subsidiaries as a whole.

     "Restricted Affiliate" means any Affiliate of TGP (other than a Subsidiary) designated by TGP as a "Restricted Affiliate" by written notice to the Trustee; provided, however, that such Affiliate shall not become a Restricted Affiliate until such time that (a) such Affiliate executes a guaranty (in form and substance reasonably satisfactory to the Trustee) in favor of the Trustee, for the ratable benefit of the Holders, guaranteeing the prompt and complete payment by TGP when due (whether at the stated maturity, by acceleration or otherwise) of the Debt Securities, and (b) the Trustee receives an Opinion of Counsel reasonably acceptable to the Trustee, which shall be in form and substance satisfactory to the Trustee; provided further, however, that after such time as such Affiliate becomes a Restricted Affiliate, TGP may thereafter terminate the designation of such Affiliate as a Restricted Affiliate by written notice to the Trustee at which time the aforementioned guaranty of such Affiliate shall also terminate.

     "Restricted Subsidiary" means any Subsidiary of TGP owning or leasing any Principal Property.

     "Sale-Leaseback Transaction" means the sale or transfer by TGP or any Restricted Subsidiary of any Principal Property to a Person (other than TGP or a Subsidiary) and the taking back by TGP or any Restricted Subsidiary, as the case may be, of a lease of such Principal Property.

CONSOLIDATION, MERGER AND SALE OF ASSETS

     The Indenture provides that TGP may, without the consent of the Trustee or the holders of any Debt Securities issued thereunder, consolidate or merge with, or sell, lease or transfer its properties and assets as, or substantially as, an entirety to, any Person, provided that (i) either TGP is the surviving entity or such successor Person shall expressly assume the due and punctual payment of the principal of, and any premium and interest on, all the Debt Securities and the performance or observance of every covenant and condition of the Indenture on the part of TGP to be performed or observed, (ii) immediately after giving effect to the transaction, no Default or Event of Default exists, and (iii) TGP has delivered any Officer's Certificate and Opinion of Counsel required by the Indenture. Any such successor Person shall succeed to and be substituted for, and may exercise every right and power of, TGP under the Indenture with the same effect as if it had been named a party in the Indenture and TGP shall, except in the case of a lease, be released and discharged from all its obligations under the Debt Securities and the Indenture.

EVENTS OF DEFAULT

     An "Event of Default" will occur under the Indenture with respect to Debt Securities of any series issued thereunder upon: (a) default in the payment of the principal of, or premium, if any, on, any Debt Security of such series at its maturity; (b) default in the payment of any interest on any Debt Security of such series when it becomes due and payable and continuance of such default for a period of 30 days; (c) default in the performance, or breach, of any term, covenant or warranty contained in the Indenture with respect to such series for a period of 60 days upon giving written notice as provided in the Indenture; (d) the occurrence of certain events of bankruptcy; or (e) any other Event of Default applicable to such series.

     The Indenture provides that if an Event of Default described in clauses
(a), (b), (c) or (e) above shall have occurred and be continuing, either the Trustee or the holders of not less than 25% in principal amount of all affected Debt Securities then outstanding (voting as a single class) may declare the entire principal amount of all affected Debt Securities to be due and payable immediately upon giving written notice as provided in the Indenture. In addition, if an Event of Default described in clause (d) above shall have occurred and be continuing, either the Trustee or holders of not less than 25% in principal amount of all Debt Securities then outstanding may declare the entire principal amount of all Debt Securities outstanding to be due and payable immediately upon giving written notice as provided in the Indenture. The Indenture provides that the holders of a majority in aggregate principal amount of Debt Securities of all affected series then outstanding (voting as a single class) may rescind and annul such declaration and its consequences under certain circumstances.

     The holders of a majority in aggregate principal amount of all affected Debt Securities then outstanding (voting as a single class) may waive past defaults under the Indenture with respect to all such Debt Securities and their consequences (except a continuing default in the payment of principal of or premium, if any, or interest on any Debt Security or a default in respect of any covenant or provision of the Indenture which cannot be modified or amended by a supplemental indenture without the consent of the holder of each outstanding Debt Security affected thereby).

     Pursuant to the Indenture, the holders of a majority in aggregate principal amount of all affected Debt Securities then outstanding (voting as a single class) may direct with respect to such series the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee, provided that such direction shall not be in conflict with any rule of law or the Indenture. Before proceeding to exercise any right or power under the Indenture at the direction of any holders, the Trustee shall be entitled to receive from such holders reasonable security or indemnity against the costs, expenses and liabilities which might be incurred by it in compliance with any such direction.

     Under the terms of the Indenture, TGP is required to furnish to the Trustee annually an Officer's Certificate to the effect that to the best of such officer's knowledge, TGP is not in default in the performance and observance of the terms, provisions and conditions of the Indenture or, if such officer has knowledge that TGP is in default, specifying such default. The Indenture requires the Trustee to give to all holders of Debt Securities outstanding thereunder notice of any default by TGP in the manner provided in the Indenture, unless such default shall have been cured or waived; however, except in the case of a default in the payment of principal of and premium, if any, or interest, if any, on any Debt Securities outstanding thereunder, the Trustee is entitled to withhold such notice in the event that the board of directors, the executive committee, or a trust committee of directors or certain officers of the Trustee in good faith determine that withholding such notice is in the interest of the holders of such outstanding Debt Securities.

SATISFACTION AND DISCHARGE; LEGAL AND COVENANT DEFEASANCE

     Under the terms of the Indenture, TGP may satisfy and discharge certain obligations to holders of Debt Securities of any series which have not already been delivered to the Trustee for cancellation and which have either become due and payable or are by their terms due and payable within one year or are to be called for redemption within one year by (i) depositing or causing to be deposited with the Trustee funds in an amount sufficient to pay the principal and any premium and interest to the date of such deposit (in case of Debt Securities of such series which have become due and payable) or to the Stated Maturity or Redemption Date, as the case may be, (ii) paying or causing to be paid all other sums payable under the Indenture with respect to such Debt Securities, and (iii) delivering to the Trustee an Officer's Certificate and Opinion of Counsel relating to such satisfaction and discharge.

     The Indenture also provides that TGP and any other obligor, if any, will be discharged from any and all obligations in respect of any series of Debt Securities issued thereunder (excluding, however, certain obligations, such as the obligation to register the transfer or exchange of such outstanding Debt Securities of such series, to replace stolen, lost, mutilated or destroyed certificates, to pay principal and interest on the original stated due dates or specified redemption date, to make any sinking fund payments, and to maintain paying agencies) on the 91st day following the deposit referred to in the following clause (i), subject to the following conditions: (i) the irrevocable deposit, in trust, of cash or U.S. Government Obligations (or a combination thereof) which through the payment of interest and principal thereof in accordance with their terms will provide cash in an amount sufficient to pay the principal and interest and premium, if any, on the outstanding Debt Securities of such series and any mandatory sinking fund payments, in each case, on the stated maturity of such payments in accordance with the terms of the Indenture and the outstanding Debt Securities of such series or on any Redemption Date established pursuant to clause (iii) below; (ii) TGP's receipt of an Opinion of Counsel based on the fact that (A) TGP has received from, or there has been published by, the Internal Revenue Service a ruling, or (B) since the date of the Indenture, there has been a change in the applicable federal income tax law, in either case, to the effect that, and confirming that, the holders of the Debt Securities will not recognize income, gain or loss for federal income tax purposes as a result of such deposit and defeasance and will be subject to federal income tax on the same amount and in the same manner and at the same times, as would have been the case if such deposit and defeasance had not occurred; (iii) if the Debt Securities are to be redeemed prior to Stated Maturity (other than from mandatory sinking fund payments or analogous payments), notice of such redemption shall have been duly given pursuant to the Indenture or provision therefor satisfactory to the Trustee shall have been made; (iv) no Event of Default or event which with notice or lapse of time or both would become an Event of Default will have occurred and be continuing on the date of such deposit; and (v) TGP's delivery to the Trustee of an Officer's Certificate and an Opinion of Counsel, each stating that the conditions precedent under the Indenture have been complied with.

     Under the Indenture, TGP also may discharge its obligations referred to above under "-- Certain Covenants" and "-- Consolidation, Merger and Sale of Assets," as well as certain of its obligations relating to reporting obligations under the Indenture, in respect of any series of Debt Securities on the 91st day following the deposit referred to in clause (i) in the immediately preceding paragraph, subject to satisfaction of the conditions described in clauses (i),
(iii), (iv) and (v) in the immediately preceding paragraph with respect to such series of Debt Securities and the delivery of an Opinion of Counsel confirming that the holders of the Debt Securities will not recognize income, gain or loss for Federal income tax purposes as a result of such deposit and covenant defeasance and will be subject to Federal income tax on the same amount and in the same manner and at the same times, as would have been the case if such deposit and covenant defeasance had not occurred.

CHANGES IN CONTROL AND HIGHLY LEVERAGED TRANSACTIONS

     The Indenture does not contain provisions requiring redemption of the Debt Securities issued thereunder, or adjustment to any terms of such Debt Securities, upon any change in control of TGP.

     Other than the limitations on Liens and the restriction on Sale-Leaseback Transactions described above under "-- Certain Covenants," the Indenture does not contain any covenant or other provisions designed to afford holders of the Debt Securities issued thereunder protection in the event of a highly leveraged transaction involving TGP.

MODIFICATION OF THE INDENTURE

     The Indenture provides that TGP and the Trustee may enter into supplemental indentures without the consent of the holders of Debt Securities issued thereunder to: (a) secure any of such Debt Securities; (b) evidence the succession of another Person to TGP under the Indenture and the Debt Securities and the assumption by such successor Person of the obligations of TGP thereunder; (c) add covenants and Events of Default for the benefit of the holders of all or any series of such Debt Securities or to surrender any right or power conferred by the Indenture upon TGP; (d) add to, change or eliminate any of the provisions of the Indenture, provided that any such addition, change or elimination shall become effective only after there are no such Debt Securities of any series entitled to the benefit of such provision outstanding;
(e) establish the forms or terms of the Debt Securities of any series issued thereunder; (f) cure any ambiguity or correct any inconsistency in the Indenture; (g) evidence the acceptance of appointment by a successor trustee; and (h) qualify the Indenture under the Trust Indenture Act.

     The Indenture also contains provisions permitting TGP and the Trustee, with the consent of the holders of a majority in aggregate principal amount of all outstanding Debt Securities affected by such supplemental indenture (voting as a single class), to add any provisions to, or change in any manner or eliminate any of the provisions of, the Indenture, or modify in any manner the rights of the holders of such Debt Securities, provided that TGP and the Trustee may not, without the consent of the holder of each outstanding Debt Security affected thereby, (a) change the stated maturity of the principal of or any installment of principal of or interest, if any, on, any Debt Security, or reduce the principal amount thereof or premium, if any, on or the rate of interest thereon,
(b) reduce the percentage in principal amount of Debt Securities required for any such supplemental indenture or for any waiver provided for in the Indenture,
(c) change TGP's obligation to maintain an office or agency for payment of Debt Securities and the other matters specified therein, or (d) modify any of the provisions of the Indenture relating to the execution of supplemental indentures with the consent of holders of Debt Securities which are discussed in this paragraph or modify any provisions relating to the waiver by holders of past defaults and certain covenants, except to increase any required percentage or to provide that certain other provisions of the Indenture cannot be modified or waived without the consent of the holder of each outstanding Debt Security affected thereby.

NO PERSONAL LIABILITY OF OFFICERS, DIRECTORS, EMPLOYEES OR STOCKHOLDERS

     No director, officer, employee or stockholder, as such, of TGP or any of its affiliates shall have any personal liability in respect of the obligations of TGP under the Indenture or the Debt Securities by reason of his, her or its status as such.

APPLICABLE LAW

     The Indenture is, and the Debt Securities offered hereby will be, governed by, and construed in accordance with, the laws of the State of New York.

CONCERNING THE TRUSTEE

     The Indenture provides that, except during the continuance of an Event of Default, the Trustee will perform only such duties as are specifically set forth in the Indenture. If an Event of Default has occurred and is continuing, the Trustee will use the same degree of care and skill in its exercise of the rights and powers vested in it by the Indenture as a prudent person would exercise under the circumstances in the conduct of such person's own affairs.

     The Indenture contains limitations on the rights of the Trustee, should it become a creditor of TGP, to obtain payment of claims in certain cases or to realize on certain property received by it in respect of such claims, as security or otherwise. The Trustee is permitted to engage in other transactions; provided, however, that if it acquires any conflicting interest, it must eliminate such conflict or resign.

     The Chase Manhattan Bank, a New York banking corporation, is the Trustee under the Indenture. TGP and its affiliates maintain banking and other commercial relationships with The Chase Manhattan Bank in the ordinary course of business. In particular, The Chase Manhattan Bank is the agent and a lender under the revolving credit facilities of El Paso Energy and TGP credit facilities.

                              PLAN OF DISTRIBUTION

     TGP may offer or sell Debt Securities to or through one or more underwriters, dealers or agents as designated from time to time, or through a combination of such methods, and also may offer or sell the Debt Securities directly to one or more other purchasers. TGP may sell Debt Securities as soon as practicable after effectiveness of the Registration Statement of which this Prospectus is a part.

     A Prospectus Supplement will set forth the terms of the offering of the particular series of Debt Securities offered thereby, including: (i) the name or names of any underwriters or agents; (ii) the initial public offering or purchase price of such series of Debt Securities; (iii) any underwriting discounts, commissions, and other items constituting underwriters' compensation and any other discount, concessions, or commissions allowed or reallowed or paid by any underwriters to other dealers; (iv) any commissions paid to any agents;
(v) the net proceeds to TGP from the sales; and (vi) any securities exchanges or markets on which the Debt Securities may be listed.

     Unless otherwise set forth in the Prospectus Supplement relating to a particular series of Debt Securities, the obligations of the underwriters to purchase such series of Debt Securities will be subject to certain conditions precedent and each of the underwriters with respect to such series of Debt Securities will be obligated to purchase all of the Debt Securities of such series allocated to it if any such Debt Securities are purchased. Any initial public offering price and any discounts or concessions allowed, reallowed or paid to dealers may be changed from time to time.

     The Debt Securities may be offered and sold by TGP directly or through agents designated by TGP from time to time. Unless otherwise indicated in the related Prospectus Supplement, each such agent will be acting on a best efforts basis for the period of its appointment. Any agent participating in the distribution of Debt Securities may be deemed to be an "underwriter," as that term is defined in the Securities Act, of the Debt Securities so offered and sold. The Debt Securities also may be sold to dealers at the applicable price to the public set forth in the Prospectus Supplement relating to such series of Debt Securities. Such dealers may be deemed to be "underwriters" within the meaning of the Securities Act. Underwriters, dealers and agents may be entitled, under agreements entered into with TGP, to indemnification by TGP against certain civil liabilities, including liabilities under the Securities Act of 1933, as amended.

     Underwriters, dealers and agents may engage in transactions with, or perform services for, or be customers of, TGP in the ordinary course of business.

     All Debt Securities offered will be a new issue of securities with no established trading market. Any underwriter to whom Debt Securities are sold by TGP for public offering and sale may make a market in such Debt, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. The Debt Securities may or may not be listed on a national securities exchange or a foreign securities exchange. No assurance can be given as to the liquidity of or the trading markets for any Debt Securities.

                                 LEGAL MATTERS

     The validity of the Debt Securities will be passed upon for TGP by Andrews & Kurth L.L.P., Houston, Texas. If the Debt Securities are being distributed in an underwritten offering, the validity of the Debt Securities will be passed upon for the underwriters by counsel identified in the related Prospectus Supplement.

                                    EXPERTS

     The consolidated and combined financial statements and financial statement schedule of TGP as of December 31, 1997 and 1996, and for the years ended December 31, 1997, 1996, and 1995, incorporated by reference in this Prospectus, have been incorporated herein in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in accounting and auditing.

                         WHERE TO FIND MORE INFORMATION

     We have filed a registration statement on Form S-3 to register with the SEC the debt securities that may be offered by us using this prospectus and the prospectus supplement. This prospectus is a part of that registration statement. As allowed by SEC rules, this prospectus does not contain all of the information contained in the registration statement or the exhibits to the registration statement.

     We are subject to the informational requirements of the Securities Exchange Act of 1934. Accordingly, we file annual, quarterly and current reports, proxy statements, and other information with the SEC. The public may read and copy any reports, statements, or other information that we file at the SEC's public reference room at Judiciary Plaza, 450 Fifth Street N.W., Washington, D.C. 20549. The public may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. Our SEC filings are also available to the public from commercial document retrieval services and at the web site maintained by the SEC at "http://www.sec.gov." You may also access additional information about us at our web site, "http://www.epenergy.com."

     The SEC allows us to "incorporate by reference" information into this prospectus. This means that we can disclose important information by referring to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, except for any information superseded by information in this prospectus or a prospectus supplement. This prospectus incorporates by reference the documents set forth below that we have previously filed with the SEC. These documents contain important information about us and our finances.

TGP SEC FILINGS (FILE NO. 1-4101)          PERIOD
  - Annual Report on Form 10-K             Year ended December 31, 1997
  - Quarterly Reports on Form 10-Q         Quarters ended March 31, 1998 and
                                           June 30, 1998
  - Amended Quarterly Report on            Quarter ended March 31, 1998
     Form 10-Q/A
  - Current Report on Form 8-K             October 5, 1998

The documents filed by us with the SEC pursuant to Sections 13(a), 13(c), 14, and 15 of the Exchange Act after the date of this prospectus and before the termination of any offering of debt securities made by this prospectus are also incorporated by reference into this prospectus.

     You may request a copy of these filings at no cost, by writing or telephoning us at the following address:

          Tennessee Gas Pipeline Company
          Attention: David L. Siddall, Corporate Secretary
          1001 Louisiana Street
          Houston, Texas 77002
          (713) 420-2131

     You should rely only on the information contained or incorporated by reference in this prospectus and any prospectus supplement. We have not authorized anyone to provide you with information that is different from what is contained in this prospectus.

     You should not assume that the information contained in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of those documents, and neither the delivery of this prospectus or any prospectus supplement to you nor the issuance of debt securities under them will create any implication to the contrary.

                         TENNESSEE GAS PIPELINE COMPANY

                                  $400,000,000

                             7% DEBENTURES DUE 2028

      -------------------------------------------------------------------

                             PROSPECTUS SUPPLEMENT
      -------------------------------------------------------------------

                          DONALDSON, LUFKIN & JENRETTE

                             CHASE SECURITIES INC.

                     NATIONSBANC MONTGOMERY SECURITIES LLC

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We have not authorized any dealer, salesperson or other person to give you written information other than this prospectus supplement and the prospectus or to make representations as to matters not stated in this prospectus supplement and the prospectus. You must not rely on unauthorized information. This prospectus supplement and the prospectus are not an offer to sell these securities or our solicitation of your offer to buy these securities in any jurisdiction where that would not be permitted or legal. Neither the delivery of this prospectus supplement or the prospectus nor any sales made hereunder after the date of this prospectus supplement and the prospectus shall create an implication that the information contained herein or the affairs of the company have not changed since the date thereof.
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